Exhibit 4.4

BRAGG GAMING GROUP INC.

BRAGG GAMING GROUP INC.

INTERIM UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Three-month periods ended March 31, 2021 and 2020

Presented in Euros (Thousands)

BRAGG GAMING GROUP INC.

TABLE OF CONTENTS

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE INCOME (LOSS)	1

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	2

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	3

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 BASIS OF PRESENTATION AND GOING CONCERN	5

2 SIGNIFICANT ACCOUNTING POLICIES	7

3 LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE	18

4 DISCONTINUED OPERATIONS	19

5 SHARE CAPITAL	20

6 PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020	21

7 WARRANTS	22

8 SHARE BASED COMPENSATION	25

9 DEFERRED AND CONTINGENT CONSIDERATION	28

10 INTANGIBLE ASSETS	29

11 CASH AND CASH EQUIVALENTS	29

12 TRADE AND OTHER RECEIVABLES	30

13 PREPAID EXPENSES AND OTHER ASSETS	31

14 TRADE PAYABLES AND OTHER LIABILITIES	31

15 RELATED PARTY TRANSACTIONS	32

16 FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT	33

17 SUPPLEMENTARY CASHFLOW INFORMATION	37

18 SEGMENT INFORMATION	38

19 INCOME TAXES	39

20 CONTINGENT LIABILITIES	41

21 SUBSEQUENT EVENTS	42

BRAGG GAMING GROUP INC.	1

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE INCOME (LOSS)

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Three Months Ended March 31,
	Note	2021	2020
Revenue	3	14,196	8,784
Cost of revenue		(7,547)	(4,817)
Gross Profit		6,649	3,967
Selling, general and administrative expenses	3	(7,154)	(4,079)
Gain on remeasurement of consideration receivable		6	-
Loss on remeasurement of deferred and contingent consideration	3, 9	-	(4,968)
Operating Loss		(499)	(5,080)
Net interest expense and other financing charges	3	(68)	(61)
Loss Before Income Taxes	3	(567)	(5,141)
Income taxes	19	(507)	(243)
Net Loss from Continuing Operations		(1,074)	(5,384)
Net loss from discontinued operations after tax	4	-	(316)
Net Loss		(1,074)	(5,700)
Items to be reclassified to net loss:
Cumulative translation adjustment - continuing operations		1,125	38
Cumulative translation adjustment - discontinued operations		-	(11)
Net Comprehensive Income (Loss)		51	(5,673)

Basic and Diluted Loss Per Share
Continuing operations		(0.06)	(0.67)
Discontinued operations		0.00	(0.04)
		(0.06)	(0.71)
		Millions	Millions
Weighted average number of shares - basic and diluted		18.1	8.0

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC.	2

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		As at	As at
		March 31,	December 31,
	Note	2021	2020
Cash and cash equivalents	11	30,112	26,102
Trade and other receivables	12	8,407	10,297
Prepaid expenses and other assets	13	1,096	263
Consideration receivable	4	160	148
Total Current Assets		39,775	36,810
Property and equipment		251	272
Right-of-use assets		670	708
Consideration receivable	4	1	44
Intangible assets	10	14,098	14,279
Goodwill		19,938	19,938
Other assets		43	43
Total Assets		74,776	72,094
Trade payables and other liabilities	14	16,890	16,968
Deferred revenue		496	102
Income taxes payable	19	1,913	1,318
Lease obligations on right of use assets - current		143	133
Deferred and contingent consideration	9	-	11,521
Total Current Liabilities		19,442	30,042
Deferred income tax liability	19	1,231	1,415
Non-current lease obligations on right of use assets		559	593
Other non-current liabilities		160	147
Total Liabilities		21,392	32,197
Share capital	5	99,302	62,304
Warrants	7	-	1,642
Broker warrants	7	38	399
Shares to be issued	5, 11	-	22,608
Contributed surplus		15,374	14,325
Deficit		(62,305)	(61,231)
Accumulated other comprehensive income (loss)		975	(150)
Total Equity		53,384	39,897
Total Liabilities and Equity		74,776	72,094
Going Concern	1

See accompanying notes to the interim unaudited condensed consolidated financial statements.

Approved on behalf of the Board

Richard Carter	Lara Falzon
Chief Executive Officer	Non Executive Director

BRAGG GAMING GROUP INC.	3

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

PRESENTED IN EUROS (THOUSANDS, EXCEPT SHARE AMOUNTS)

	Note	Share capital	Shares to be issued	Warrants	Special warrants - compensation options	Broker warrants	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total Equity
Balance as at January 1, 2020		40,204	-	1,565	660	-	11,064	(46,665)	(212)	6,616
Share-based compensation	8	-	-	-	-	-	51	-	-	51
Net loss for the period		-	-	-	-	-	-	(5,700)	-	(5,700)
Other comprehensive income		-	-	-	-	-	-	-	27	27
Balance as at March 31, 2020		40,204	-	1,565	660	-	11,115	(52,365)	(185)	994

Balance as at January 1, 2021		62,304	22,608	1,642	-	399	14,325	(61,231)	(150)	39,897
Shares issued upon completion of Oryx earn-out	5	22,000	(22,000)	-	-	-	-	-	-	-
Shares issued upon completion of private placement, net of issuance costs	5	1,918	(608)	-	-	-	-	-	-	1,310
Exercise of RSUs	5, 8	267	-	-	-	-	(267)	-	-	-
Exercise of warrants	7	11,916	-	(1,831)	-	-	-	-	-	10,085
Expiry of warrants	7	-	-	(7)	-	-	7	-	-	-
Exercise of broker warrants	7	897	-	196	-	(361)	-	-	-	732
Share-based compensation	8	-	-	-	-	-	1,309	-	-	1,309
Net loss for the period		-	-	-	-	-	-	(1,074)	-	(1,074)
Other comprehensive income		-	-	-	-	-	-	-	1,125	1,125
Balance as at March 31, 2021		99,302	-	-	-	38	15,374	(62,305)	975	53,384

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC.	4

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Three Months Ended March 31,
	Note	2021	2020
Operating Activities
Net loss from continuing operations		(1,074)	(5,384)
Add:
Net interest expense and other financing charges		68	61
Depreciation and amortization	3	836	784
Share based compensation	3, 8	1,309	51
Gain on remeasurement of consideration receivable		(6)	-
Loss on remeasurement of deferred and contingent consideration	9	-	4,968
Deferred income tax recovery	19	(184)	(28)
		949	452
Change in non-cash working capital	17	1,386	1,861
Change in income taxes payable		595	227
Cash Flows From Operating Activities		2,930	2,540

Investing Activities
Purchases of property and equipment		(15)	(11)
Additions of intangible assets	10	(581)	(351)
Deferred and contingent consideration payments	9	(11,521)	-
Cash Flows Used In Investing Activities		(12,117)	(362)
Financing Activities
Proceeds from exercise of warrants and broker warrants	7	10,817	-
Proceeds from shares issued upon private placement, net of issuance costs	5	1,310	-
Repayment of lease liability		(29)	(36)
Interest income		15	8
Interest and financing fees		(83)	(15)
Cash Flows From (Used In) Financing Activities		12,030	(43)

Effect of foreign currency exchange rate changes on cash and cash equivalents		1,167	(14)
Net cash flow used in discontinued operations	4	-	(316)
Change in Cash and Cash Equivalents		4,010	1,805
Cash and cash equivalents at beginning of period		26,102	682
Cash and Cash Equivalents at end of period		30,112	2,487

See accompanying notes to the interim unaudited condensed consolidated financial statements.

BRAGG GAMING GROUP INC.	5

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1      BASIS OF PRESENTATION AND GOING CONCERN

Nature of operations

Bragg Gaming Group Inc. and its subsidiaries ("Bragg", "BGG", the "Company" or the "Group") is primarily a B2B online gaming technology platform and casino content aggregator through its acquisition of Oryx Gaming International LLC ("Oryx" or "Oryx Gaming") in 2018.

The registered and head office of the Company is located at 130 King Street West, Suite 1955, Toronto, Ontario, Canada M5X 1E3.

Oryx Gaming

Oryx Gaming is a B2B gaming solution provider. Oryx offers a turnkey solution, including an omni-channel retail, online and mobile iGaming platform, as well as an advanced content aggregator, sportsbook, lottery, marketing, and operational services. Oryx is incorporated in the State of Delaware and headquartered in Las Vegas. Its primary operations are provided through its wholly owned subsidiaries in Malta, Cyprus, and Slovenia.

Classification of online media business unit as held for sale and discontinued operations

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit. The associated assets and liabilities within the disposal group are presented as held for sale and the net loss attributable as discontinued operations in the interim unaudited condensed consolidated financial statements ("interim financial statements"). The Company completed the sale of the majority of its online media business unit on May 7, 2020 (Note 4).

Statement of compliance and basis of presentation

The accompanying interim financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting. The interim financial statements do not include all of the information required for annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020.

The financial statements are prepared on a historical cost basis except for financial instruments classified at fair value through profit or loss (“FVTPL”) which are measured at fair value. The significant accounting policies set out below have been applied consistently in the preparation of the interim financial statements for all periods presented.

These interim financial statements were, at the recommendation of the audit committee, approved and authorized for issuance by the Company’s Board of Directors on May 13, 2021.

Going concern

The interim financial statements have been prepared on the going concern basis, which assumes that the Company will be able to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business, and do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the interim financial statements. If the going concern assumption is not appropriate, material adjustments to the interim financial statements could be required.

As at March 31, 2021, the Company had current assets of EUR 39,775 (December 31, 2020: EUR 36,810) and current liabilities of EUR 19,442 (December 31, 2020: EUR 30,042). As of March 31, 2021, the Company has a cumulative deficit of EUR 62,305 (December 31, 2020: EUR 61,231). These conditions, along with the continued generation of positive cash flows from operations indicates that the Company will be able to continue on a going concern basis.

BRAGG GAMING GROUP INC.	6

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1      BASIS OF PRESENTATION AND GOING CONCERN (CONTINUED)

COVID-19

In December 2019, there was a global outbreak of COVID-19 (coronavirus), which continued to have a significant impact on businesses through the restrictions put in place by the national, provincial and municipal governments around the world regarding travel, business operations and isolation and quarantine orders.

At this time, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company in the long term as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, quarantine and isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus.

However, the Company derives the majority of its revenue from online casino gaming. This sector has largely benefited from the various international “lock downs”, requiring people to stay at home. As a result, such forms of entertainment have prevailed in a similar fashion to the various streaming businesses such as Netflix. Furthermore, the Company has limited exposure to sports betting revenues that have been impacted by the lack of professional sports.

As at the time of release of these interim financial statements, the Company’s financial performance, financial position and cash flow had not been adversely impacted by COVID-19 and the Company has determined no impairment of its goodwill is required.

Graduation to the Toronto Stock Exchange (“TSX”)

On January 27, 2021, the Company announced that it had graduated to the Toronto Stock Exchange. As of market open at 09:30 am ET on the date of announcement, the Company began trading on TSX under the symbol “BRAG”. Concurrent with the TSX listing, the Company’s Common Shares were delisted from the TSX Venture Exchange.

Reverse Stock Split

On April 30, 2021, the Company announced a one-for-ten share consolidation (the “reverse stock split”). At the annual and special meeting of the Company’s shareholders held on April 28, 2021, the Company’s shareholders granted the Company’s Board of Directors discretionary authority to implement a consolidation of the issued and outstanding Common Shares of the Company on the basis of a consolidation ratio of up to ten (10) pre-consolidation Common Shares for one (1) post-consolidation Common Share. The Board of Directors selected a share consolidation ratio of ten (10) pre- consolidation Common Shares for one (1) post-consolidation Common Share. The Company’s Common Shares began trading on TSX on a post-consolidation basis under the Company’s existing trade symbol "BRAG" at the opening of the market on May 5, 2021. In accordance with International Financial Reporting Standards (“IFRS”), the change has been applied retroactively.

BRAGG GAMING GROUP INC.	7

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES

The interim financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended December 31, 2020 and which are available at www.sedar.com. They were prepared using the same critical estimates and judgments in applying the accounting policies as those of the audited consolidated financial statements for the year ended December 31, 2020.

Basis of consolidation

The interim financial statements include the accounts of the Company and its wholly owned subsidiaries. Control exists when the Company is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. The Company assesses control on an ongoing basis. The Company’s interest in the voting share capital of all its subsidiaries is 100%.

Transactions and balances between the Company and its consolidated entities have been eliminated on consolidation.

The table below summarizes the Company’s operating subsidiaries and the functional currency for each operating subsidiary:

	Place of incorporation		Functional
	/ operation	Principal activity	currency
Bragg Gaming Group - Group Services Ltd.	United Kingdom	Corporate activities	GBP
Bragg Gaming Group - Parent Services Ltd.	United Kingdom	Corporate activities	GBP
Bragg Oryx Holdings Inc.	Canada	Intermediate holding company	CAD
Oryx Sales Distribution Ltd.	Cyprus	Distribution	EUR
Oryx Gaming International LLC	United States	Gaming solution provider	EUR
Oryx Gaming Ltd.	Malta	Gaming solution provider	EUR
Oryx Marketing Poslovne Storitve D.o.o.	Slovenia	Marketing	EUR
Oryx Podpora D.o.o.	Slovenia	B2B support services	EUR
Oryx Razyojne-Storitve D.o.o.	Slovenia	Gaming solution developer	EUR
Poynt Inc.	Canada	Distribution	CAD
Win Gaming Ltd.	Malta	Gaming licence holder	EUR

BRAGG GAMING GROUP INC.	8

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Presentation currency

The presentation currency of the Company is the Euro, whilst the functional currencies of its subsidiaries are Euro, Canadian dollar, United States dollar, and British pound sterling due to primary location of individual entities within the Group. The presentation currency of the Euro has been selected as it best represents the majority of the Company’s economic inflows, outflows as well as its assets and liabilities.

The assets and liabilities of operations that have a functional currency different from that of the Company’s reporting currency are translated into Euros at the foreign currency exchange rate in effect at the reporting date. The resulting foreign currency exchange gains or losses are recognized in the foreign currency translation adjustment as part of other comprehensive income (loss). When such foreign operations are disposed of, the related foreign currency translation reserve is recognized in net earnings as part of the gain or loss on disposal.

Revenues and expenses of foreign operations are translated into Euros at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are transacted.

Business combinations

Business combinations are accounted for using the acquisition method as of the date when control is transferred to the Company. The Company measures goodwill as the excess of the sum of the fair value of the consideration transferred over the net identifiable assets acquired and liabilities assumed, all measured as at the acquisition date. Transaction costs that the Company incurs in connection with a business combination, other than those associated with the issuance of debt or equity securities, are expensed as incurred.

Net earnings (loss) per share (“EPS”)

Basic EPS is calculated by dividing the net earnings (loss) available to shareholders by the weighted average number of shares outstanding during the period. Diluted EPS is calculated by adjusting the net earnings available to shareholders and the weighted average number of shares outstanding for the effects of all potential dilutive instruments.

Diluted loss per share is equal to basic loss per share when the effect of dilutive securities is anti-dilutive.

Cash and cash equivalents

Cash equivalents consist of highly liquid marketable investments with an original maturity date of 90 days or less from the date of acquisition and prepaid credit cards. Cash and cash equivalents also include any cash held in trust as proceeds from future private placement.

Trade and other receivables

Trade and other receivables consist primarily of trade receivables from customers for which Oryx Gaming provides services during the period and accrued income in relation to receivables from customers that have yet to be invoiced, for services provided during the three months ended March 31, 2021 and 2020. Upon invoicing, amounts are transferred from accrued income to trade receivables and any differences between the accrued and invoiced values are recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

BRAGG GAMING GROUP INC.	9

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company recognizes revenue when control of the goods or services has been transferred. Revenue is measured at the amount of consideration to which the Company expects to be entitled to, including variable consideration to the extent that it is highly probable that a significant reversal will not occur. Revenue from continuing operations is derived from software platform licensing, maintenance of source code, bespoke development, management service fees, marketing fees, content and hosting fees. Revenue is recognized when the service provided to the customer is complete. Specifically:

- Games and content: revenues from content and platform licensing are linked to revenues a customer earns from utilizing the Company’s software platform and aggregated content in that period. The Company’s revenue is therefore linked to the revenue of the underlying customer, i.e., the subsequent sale. The Company recognizes revenue once the customer has earned the revenue from the subsequent sale/services as this is the point where the performance obligation is satisfied.

- iGaming and turnkey projects: the Company charges a fixed monthly management and marketing fee for its services in the month in which the services are provided, and performance obligations are met. Charges for development projects are charged on a time and materials basis upon delivery at agreed milestones. Revenue is recognized as it is billed unless services and performance obligations are provided in a future period. If services and performance obligations are not provided in the reporting period, then revenue is not recognized.

Revenue from discontinued operations is derived from programmatic advertising, branded content and social media management, sales of software maintenance agreements, software customization services, technical support services and consulting services. Revenue is recognized on a monthly basis as it is billed.

Consideration receivable

Consideration receivable consists of cash receivables due as a result of the sale of discontinued operations. The fair value of the consideration receivable is determined by calculating the present value of expected future cashflows relating to the consideration receivable, applying the Company’s discount rate.

Income taxes

Current and deferred taxes are recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss), except for current and deferred taxes related to a business combination, or amounts charged directly to equity or other comprehensive income (loss), which are recognized in the interim unaudited condensed consolidated statements of financial position.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous periods.

BRAGG GAMING GROUP INC.	10

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

Deferred tax is recognized using the asset and liability method of accounting on temporary differences arising between the financial statement carrying values of existing assets and liabilities and their respective income tax bases. Deferred tax is measured using enacted or substantively enacted income tax rates expected to apply in the periods in which those temporary differences are expected to be recovered or settled. A deferred tax asset is recognized for temporary differences as well as unused tax losses and credits to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different taxable entities where the Company intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is recorded on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Property and equipment

Property and equipment are recognized and subsequently measured at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including costs incurred to prepare the asset for its intended use and capitalized borrowing costs. The commencement date for capitalization of costs occurs when the Company first incurs expenditures for the qualifying assets and undertakes the required activities to prepare the assets for their intended use.

Borrowing costs directly attributable to the acquisition, construction or production of property and equipment, that necessarily take a substantial period of time to prepare for their intended use and a proportionate share of general borrowings, are capitalized to the cost of those assets, based on a quarterly weighted average cost of borrowing. All other borrowing costs are expensed as incurred and recognized in net interest expense and other financing charges.

The cost of replacing a component of property and equipment is recognized in the carrying amount if it is probable that the future economic benefits embodied within the component will flow to the Company and the cost can be measured reliably. The carrying amount of the replaced component is derecognized. The cost of repairs and maintenance of property and equipment is expensed as incurred and recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

Gains and losses on disposal of property and equipment are determined by comparing the fair value of proceeds from disposal with the net book value of the assets and are recognized on a net basis in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

Property and equipment are depreciated on a straight-line basis over their estimated useful lives of 3 years to their estimated residual value when the assets are available for use. When significant parts of a property and equipment have different useful lives, they are accounted for as separate components and depreciated separately. Depreciation methods, useful lives and residual values are reviewed annually and are adjusted for prospectively, if appropriate.

BRAGG GAMING GROUP INC.	11

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

The Company assesses whether a contract is, or contains, a lease. If a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, then the contract may contain a lease. The Company assesses whether a contract conveys the right to control the use of an asset by performing the following tests:

-	assess whether the contract involves the use of an identified asset and may be specified explicitly or implicitly. It should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a significant right to substitution, then the asset is not identified;

-	assess whether the Company has the right to obtain substantially all of the economic benefits arising from the use of the asset throughout the period of use; and

-	assess that the Company has the right to direct enjoyment of the asset. This right is identified when the Company has the decision-making rights in how and for what purpose the asset is used. In cases where the decision on how and for what purpose to use the asset has been predetermined, the Company has the right to direct the use of the asset if either it has the right to operate the asset, or the Company has designed the asset in a manner that predetermines how and for what purpose the asset will be used.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

-	fixed payments, including in-substance fixed payments;

-	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

-	amounts expected to be payable under a residual value guarantee; and

-	the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

BRAGG GAMING GROUP INC.	12

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases (continued)

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of equipment that have a lease term of twelve months or less and leases of low-value assets, including IT equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Intangible assets

Intangible assets are measured at cost less any amortization and accumulated impairment losses. These intangible assets are tested for impairment on an annual basis or more frequently if there are indicators that intangible assets may be impaired as described in the Impairment of non-financial assets policy.

Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Intellectual property identified upon business combination	8 years
Intellectual property acquired from third-parties	3 years
Customer relationships	10 years
Brands	10 years
Deferred development costs	3 years
Trademarks	3 years
Gaming licences	over the term of the licence

Trademarks and gaming licences are classified under “Other” in the intangible assets disclosure note (Note 10). The Company capitalizes the costs of intangible assets if and only if:

-	it is probable that the expected future economic benefits attributable to the asset will flow to the entity; and

-	the cost of the asset can be measured reliably.

Certain costs incurred in connection with the development of intellectual property relating to proprietary technology are capitalized to intangible assets as development costs. Intangible assets are recorded at cost, which consists of directly attributable costs necessary to create such intangible assets, less accumulated amortization and accumulated impairment losses, if any. The costs mainly include the salaries paid to the software developers and consulting fees.

These costs are recognized as development costs assets when the following criteria are met:

-	it is technically feasible to complete the software product so that it will be available for use;

-	management intends to complete the software product;

-	it can be demonstrated how the software product will generate future economic benefits;

-	adequate technical, financial, and other resources to complete the development and to use or sell the products are available; and

-	the expenditure attributable to the software product during its development can be reliably measured.

BRAGG GAMING GROUP INC.	13

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

Goodwill arising in a business combination is recognized as an asset at the date that control is acquired. Goodwill is subsequently measured at cost less accumulated impairment losses. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if there are indicators that goodwill may be impaired as described in the Impairment of non-financial assets policy.

Impairment of non-financial assets

At each statement of financial position date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, the asset is then tested for impairment by comparing its recoverable amount to its carrying value. Goodwill is tested for impairment at least annually.

For the purpose of impairment testing, assets, including right-of-use assets, are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or groups of assets. This grouping is referred to as a cash generating unit ("CGU").

Corporate assets, which include head office facilities and distribution centres, do not generate separate cash inflows. Corporate assets are tested for impairment at the minimum grouping of CGUs to which the corporate assets can be reasonably and consistently allocated. Goodwill arising from a business combination is tested for impairment at the minimum grouping of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of a CGU or CGU grouping is the higher of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows from the CGU or CGU grouping, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU or CGU grouping. If the CGU or CGU grouping includes right-of-use assets in its carrying amount, the pre-tax discount rate reflects the risks associated with the exclusion of lease payments from the estimated future cash flows. The fair value less costs to sell is based on the best information available to reflect the amount that could be obtained from the disposal of the CGU or CGU grouping in an arm’s length transaction between knowledgeable and willing parties, net of estimates of the costs of disposal.

An impairment loss is recognized if the carrying amount of a CGU or CGU grouping exceeds its recoverable amount. For asset impairments other than goodwill, the impairment loss reduces the carrying amounts of the non-financial assets in the CGU on a pro-rata basis, up to an asset’s individual recoverable amount. Any loss identified from goodwill impairment testing is first applied to reduce the carrying amount of goodwill allocated to the CGU grouping, and then to reduce the carrying amounts of the other non-financial assets in the CGU or CGU grouping on a pro-rata basis.

For assets other than goodwill, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. An impairment loss in respect of goodwill is not reversed.

BRAGG GAMING GROUP INC.	14

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments

Financial assets and liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. Upon initial recognition, financial instruments are measured at fair value plus or minus transaction costs that are directly attributable to the acquisition or issue of financial instruments that are not classified as fair value through profit or loss.

Financial instruments – classification and measurement

The classification and measurement approach for financial assets reflect the business model in which assets are managed and their cash flow characteristics. Financial assets are classified and measured based on these categories: amortized cost, fair value through other comprehensive income ("FVOCI"), or fair value through profit and loss ("FVTPL"). A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

-	the financial asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and

-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

-	the financial asset is held within a business model in which assets are managed to achieve a particular objective by both collecting contractual cash flows and selling financial assets; and

-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset shall be measured at FVTPL unless it is measured at amortized cost or at FVOCI.

Financial assets are not reclassified subsequent to their initial recognition unless the Company identifies changes in its business model in managing financial assets.

Financial liabilities are classified and measured based on two categories: amortized cost or FVTPL.

Fair values are based on quoted market prices where available from active markets, otherwise fair values are estimated using valuation methodologies, primarily discounted cash flows taking into account external market inputs where possible.

The amortized cost of a financial asset or liability is the amount at which the financial asset or liability is measured at initial recognition, minus principal payments, plus or minus the cumulative amortization using the effective interest method of any difference between the initial amount recognized and the maturity amount, minus any reduction for impairment.

The following table summarizes the classification and measurement of the Company’s financial assets and liabilities:

Asset / Liability	Classification / Measurement
Cash and cash equivalents	FVTPL
Trade and other receivables	Amortized cost
Consideration receivable	FVTPL
Other assets	Amortized cost
Trade payables and other liabilities	Amortized cost
Deferred and contingent consideration	FVTPL
Lease obligations on right of use assets	Amortized cost

BRAGG GAMING GROUP INC.	15

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – valuation

The determination of the fair value of financial instruments is performed by the Company’s treasury and financial reporting departments on a quarterly basis. There was no change in the valuation techniques applied to financial instruments during the current period.

The carrying amounts reported for cash and cash equivalents, trade and other receivables, consideration receivable, trade payables and other liabilities, and deferred and contingent consideration approximate fair value because of the immediate short-term maturity of these financial instruments. The carrying value of lease obligations on right of use assets approximates the fair value based on rates currently available from financial institutions and various lenders.

Gains and losses on FVTPL financial assets and financial liabilities are recognized in net earnings in the period in which they are incurred. Settlement date accounting is used to account for the purchase and sale of financial assets. Gains or losses between the trade date and settlement date on FVTPL financial assets are recorded in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

Financial instruments – derecognition

Financial assets are derecognized when the contractual rights to receive cash flows and benefits from the financial asset expire, or if the Company transfers the control or substantially all the risks and rewards of ownership of the financial asset to another party. The difference between the carrying amount of the financial asset and the sum of the consideration received and receivable is recognized in earnings before income taxes.

Financial liabilities are derecognized when obligations under the contract expire, are discharged, or cancelled. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in earnings before income taxes.

Financial instruments – impairment

The Company applies a forward-looking expected credit loss ("ECL") model at each reporting date to financial assets measured at amortized cost or those measured at FVOCI, except for investments in equity instruments. The ECL model outlines a three-stage approach to reflect the increase in credit risks of a financial instrument:

-	Stage 1 is comprised of all financial instruments that have not had a significant increase in credit risks since initial recognition or that have low credit risk at the reporting date. The Company is required to recognize impairment for Stage 1 financial instruments based on the expected losses over the expected life of the instrument arising from loss events that could occur during the 12 months following the reporting date.

-	Stage 2 is comprised of all financial instruments that have had a significant increase in credit risks since initial recognition but that do not have objective evidence of a credit loss event. For Stage 2 financial instruments the impairment is recognized based on the expected losses over the expected life of the instrument arising from loss events that could occur over the expected life. The Company is required to recognize a lifetime ECL for Stage 2 financial instruments.

-	Stage 3 is comprised of all financial instruments that have objective evidence of impairment at the reporting date. The Company is required to recognize impairment based on a lifetime ECL for Stage 3 financial instruments. The ECL model applied to financial assets require judgment, assumptions, and estimations on changes in credit risks, forecasts of future economic conditions and historical information on the credit quality of the financial asset. Consideration of how changes in economic factors affect ECLs are determined on a probability-weighted basis.

BRAGG GAMING GROUP INC.	16

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – impairment (continued)

The carrying amount of the financial asset or group of financial assets are reduced through the use of impairment allowance accounts. In periods subsequent to the impairment where the impairment loss has decreased, and such decrease can be related objectively to conditions and changes in factors occurring after the impairment was initially recognized, the previously recognized impairment loss is reversed. The impairment reversal is limited to the lesser of the decrease in impairment or the extent that the carrying amount of the financial asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Deferred and contingent consideration

Prior to January 18, 2021, the Company had deferred and contingent consideration payable to the vendor of Oryx Gaming. Between December 20, 2018 and November 13, 2020 earnout payments were agreed based upon a multiple of EBITDA in financial years ended December 31, 2019 and December 31, 2020 with a minimum amount payable in each twelve-month period. In each reporting period the present value of the deferred and contingent consideration payable was measured by discounting achieved and forecasted EBITDA by applying the Company’s weighted average cost of capital. A Black- Scholes calculation was then applied to account for probability of payout and to determine present value of payout after counter-party risk.

Prior to the next remeasurement period an accretion expense was recorded in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) as the discount was unwound towards the reporting date. Upon remeasurement, any gain or loss on remeasurement was also recorded in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

On November 13, 2020, the Company entered into an amending agreement with the vendor of Oryx Gaming whereby the second payment of deferred and contingent consideration was agreed at a fixed cash value and, following shareholder agreement on November 27, 2020, could be settled in fixed amount of Common Shares. As the payment can only be settled by way of Common Shares, there is no obligation of the Company to deliver cash or cash equivalents, and the underlying fair value of the liability and number of Common Shares is fixed, the payment qualifies as an equity instrument and was recorded as shares to be issued in the interim unaudited condensed consolidated statements of changes in equity. On January 18, 2021, the agreed fixed number of Common Shares was issued from treasury to the vendor and the balance recorded in shares to be issued was transferred to the share capital account.

Short term employee benefits

Short term employee benefits include wages, salaries, compensated absences, and bonuses. Short term employee benefit obligations are measured on an undiscounted basis and are recognized in operating income as the related service is provided or capitalized if the service rendered is in connection with the creation of an intangible asset. A liability is recognized for the amount expected to be paid under short term cash bonus plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

BRAGG GAMING GROUP INC.	17

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share based payments

The Company has stock option plans for directors, officers, employees, and consultants. Each tranche of an award is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. In addition, the Company also has deferred share unit (“DSU”), restricted share unit (“RSU”) and performance share unit (“PSU”) plans for directors, officers, employees, and consultants. The fair value of each unit is measured as the share price on date of grant with nil exercise price.

Compensation expense is recognized over each tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to contributed surplus. The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately. When options are exercised, the amount received is credited to share capital and the fair value attributed to these options is transferred from contributed surplus to share capital. In the case of DSUs, RSUs or PSUs, only the fair value attributed to these options is transferred from contributed surplus to share capital.

Equity

Shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. Contributed surplus includes amounts in connection with conversion options embedded in compound financial instruments, share based payments and the value of expired options and warrants. Deficit includes all current and prior period income and losses.

Warrants

The Company accounts for warrants using the Black-Scholes option pricing model at the date of issuance. If and when warrants ultimately expire, the applicable amounts are transferred to contributed surplus.

BRAGG GAMING GROUP INC.	18

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS

3	LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE

The loss before income taxes is classified as follows:

		Three Months Ended March 31,
	Note	2021	2020
Revenue		14,196	8,784
Third-party content		(7,547)	(4,817)
Gross Profit		6,649	3,967
Salaries and subcontractors		(2,636)	(2,116)
Share based payments	8	(1,309)	(51)
Total employee costs		(3,945)	(2,167)
Depreciation and amortization		(836)	(784)
IT and hosting		(387)	(320)
Professional fees		(495)	(242)
Corporate costs		(185)	(71)
Sales and marketing		(63)	(92)
Bad debt expense	12	(242)	(89)
Travel and entertainment		-	(108)
Transaction and acquisition costs		(563)	(37)
Other operational costs		(438)	(169)
Selling, General and Administrative Expenses		(7,154)	(4,079)
Gain on remeasurement of consideration receivable	4	6	-
Loss on remeasurement of deferred and contingent consideration	9	-	(4,968)
Operating Loss		(499)	(5,080)
Interest income		15	8
Accretion on liabilities	9	-	(54)
Interest and financing fees		(83)	(15)
Net Interest Expense and Other Financing Charges		(68)	(61)
Loss Before Income Taxes		(567)	(5,141)

BRAGG GAMING GROUP INC.	19

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4	DISCONTINUED OPERATIONS

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit.

On April 30, 2020, the Company discontinued its GIVEMEBET operation and as of March 31, 2021, this subsidiary is considered dormant with no remaining assets and liabilities. Any associated net loss for this subsidiary continues to be presented as discontinued operations in the interim unaudited condensed consolidated financial statements.

On May 7, 2020, the Company completed the sale of its GIVEMESPORT operation for cash consideration of GBP 50 (EUR 56) plus additional consideration equivalent to the net current assets disposed plus consideration receivable of 10% of GIVEMESPORT aggregate revenues for a period of twenty-one months from date of completion. As of March 31, 2021, consideration receivable has been recognized at a present value of EUR 161 of which EUR 160 is due within twelve months of the reporting date. Consideration is settled in cash at three-month intervals from the date of sale. As of March 31, 2021, the Company has not identified any assets or liabilities as held for sale.

Consolidated statements of cash flows

	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	-	(253)
Net cash used in financing activities	-	(63)
Net cash flows for the period	-	(316)

Consolidated statements of loss and comprehensive loss

	Three Months Ended March 31,
	2021	2020
Revenue	-	478
Cost of revenue	-	(156)
Gross Profit	-	322
Selling, general and administrative expenses	-	(606)
Operating Loss	-	(284)
Net interest expense and other financing charges	-	(32)
Net Loss	-	(316)
Cumulative translation adjustment	-	(11)
Net Comprehensive Loss	-	(327)

In the three months ended March 31, 2021, remeasurement of the present value of the consideration receivable resulted in a gain on remeasurement of consideration receivable of EUR 6 (three months ended March 31, 2020: EUR nil).

BRAGG GAMING GROUP INC.	20

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS

5	SHARE CAPITAL

Authorized - Unlimited Common Shares, fully paid

The following is a continuity of the Company’s share capital:

		Note	Number	Value
January 1, 2020 and
March 31, 2020	Balance		7,986,385	40,204
January 1, 2021	Balance		13,111,248	62,304
January 11, 2021 to February 22, 2021	Exercise of warrants	7	1,554,082	11,916
January 21, 2021 to February 18, 2021	Exercise of broker warrants	7	160,548	897
January 13, 2021	Shares issued on completion of private placement		247,934	1,918
January 18, 2021	Shares issued upon completion of Oryx earn-out		4,700,000	22,000
March 12, 2021 to March 17, 2021	Issuance of share capital upon exercise of RSUs	8	50,000	267
	Rounding of fractional shares after consolidation		2	-
March 31, 2021	Balance		19,823,814	99,302

The Company’s Common Shares have no par value.

Effective as of April 30, 2021, the Company underwent a reverse stock split on the basis of one post-consolidation Common Share for every ten pre-consolidation Common Shares (1-for-10). The share capital has been reported on a post-consolidation basis (Note 1).

Private placement

On January 13, 2021, the Company completed a non-brokered private placement offering comprised of 247,934 Common Shares at a price of CAD 12.10 per share for aggregate gross proceeds of EUR 1,937. This offering was exclusively taken up by Company employees and Board members and is subject to a hold period expiring May 14, 2021. No commission or finder's fee was paid in connection with the offering.

As at March 31, 2021, EUR nil (December 31, 2020: EUR 608) was held in trust on behalf of the Company for subscription receipts related to the private placement offering. This amount was recorded in cash and cash equivalents.

BRAGG GAMING GROUP INC.	21

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5      SHARE CAPITAL (CONTINUED)

Completion of Oryx earn-out

On January 18, 2021, the Company satisfied its earn-out obligations to K.A.V.O. Holdings Limited via a combination of cash and Common Shares of the Company. A total of 4,700,000 Common Shares of the Company were issued to the vendor with a recorded fair-value of EUR 22,000. The Common Shares are subject to a hold period expiring May 19, 2021.

In connection with this transaction Matevž Mazij became a “control person” of the Company, in accordance with section 1(1) of the Ontario Securities Act, with a total shareholding through K.A.V.O. Holdings Limited of 4,900,000 Common Shares representing over 27% of the outstanding Common Shares of the Company as of the settlement date.

6      PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020

On October 26, 2020, the Company announced that it had entered into an agreement with a syndicate of underwriters pursuant to which the underwriters agreed to purchase 1,786,000 units (the "Units") from the treasury of the Company, at a price of CAD 7.00 per Unit and offer them to the public by way of short form prospectus for total gross proceeds of approximately CAD 12,500 (the "Offering"). On October 27, 2020 the Company agreed to increase the size of the Offering whereby the Underwriters agreed to purchase 2,571,500 Units for aggregate gross proceeds of CAD 18,001.

The Company granted the underwriters an option (the "Over-Allotment Option") to purchase up to an additional 15% of the Units of the Offering on the same terms exercisable at any time up to 30 days following the closing of the Offering. The underwriters exercised the Over-Allotment Option in full and, together with the base offering, purchased 2,957,225 Units in total for aggregate gross proceeds of EUR 13,343 (CAD 20,701). Issuance costs directly associated with raise of funds amounted to EUR 1,216 (CAD 1,887) resulting in cash proceeds, net of issuance costs, of EUR 12,127 (CAD 18,814). Closing of the Offering occurred on November 18, 2020 with net proceeds to be used for growth initiatives, working capital and general corporate purposes.

Each Unit consists of one Common Share and one half of one warrant (each whole warrant, a "Public Offering Warrant") of the Company. Each Public Offering Warrant entitled the holder thereof to purchase one Common Share at a price equal to CAD 10.00 for a period of 36 months following the closing of the Offering (Note 7).

The Public Offering Warrants included an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average share price is greater than CAD 15.00 for at least ten consecutive trading days. On January 21, 2021, the Company announced that it elected to exercise its right under the terms of the warrant indenture to accelerate the expiry date of the warrants. Accordingly, the Company gave notice to all registered warrant holders that the expiry date for the Warrants was accelerated to February 22, 2021. As of March 31, 2021, all such warrants have been exercised or have expired.

In addition to the Units, the Company granted 177,434 broker warrants (“Broker Warrants”), each convertible to one Common Share and half of one Public Offering Warrant at a price equal to CAD 7.00 (Note 7).

BRAGG GAMING GROUP INC.	22

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7     WARRANTS

The following are continuities of the Company’s warrants:

				Special
Number of Warrants		Warrants	Warrants issued upon Public Offering	warrants- compensation options	Broker warrants
January 1, 2020 and March 31, 2020	Balance	2,705,880	-	160,178	-
January 1, 2021	Balance	-	1,478,512	-	177,434
January 11, 2021 to February 22, 2021	Exercise of warrants	-	(1,554,082)	-	-
January 21, 2021 to February 18, 2021	Exercise of broker warrants	-	80,274	-	(160,548)
February 22, 2021	Expiry of warrants	-	(4,704)	-	-
March 31, 2021	Balance	-	-	-	16,886

Each unit consists of the following characteristics:

			Special
	Warrants	Warrants	warrants -
	issued	issued upon	compensation	Broker
	March 14, 2019	Public Offering	options	warrants
Number of underlying shares	1	1	1	1
Number of underlying warrants	-	-	1	0.5
Exercise price of unit (CAD)	7.60	10.00	5.10	7.00

BRAGG GAMING GROUP INC.	23

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7     WARRANTS (CONTINUED)

Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 6) 1,478,612 Public Offering Warrants were issued resulting in an increase in the fair value of Public Offering Warrants of EUR 1,887, before issuance costs. The assumptions used to measure the fair value of the Public Offering Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	8.00

The Public Offering Warrants were issued with an exercise price of CAD 10.00 and were convertible to one Common Share per Public Offering Warrant initially expiring November 18, 2023. The Public Offering Warrant indenture included an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average Common Share price is greater than CAD 15.00 for at least ten consecutive trading days. The Company had the option to accelerate the exercise period of the Public Offering Warrants to a period ending at least 30 days from the date notice of such acceleration is provided to the holders of the Public Offering Warrants. On January 21, 2021, the Company announced that it elected to exercise its right under the terms of a warrant indenture to accelerate the expiry date of the warrants. Accordingly, the Company gave notice to all registered warrant holders that the expiry date for the Warrants was accelerated to February 22, 2021.

Between January 1, 2021 and February 22, 2021, 1,554,082 Public Offering Warrants were exercised resulting in issuance of 1,554,082 shares and cash receipt of EUR 10,085. An increase in share capital of EUR 11,916 and decrease in fair value of warrants of EUR 1,831 was recognized in the interim unaudited condensed consolidated statements of changes in equity. On February 22, 2021, 4,704 Public Offering Warrants expired resulting in a decrease in fair value of warrants and corresponding increase in contributed surplus of EUR 7.

BRAGG GAMING GROUP INC.	24

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7     WARRANTS (CONTINUED)

Broker Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 6), 177,434 broker warrants (“Broker Warrants”) were issued resulting in an increase in the fair value of warrants of EUR 399, a decrease in share capital of EUR 331 and decrease in fair value of warrants of EUR 68. The Broker Warrants were issued with an exercise price of CAD 7.00 and are convertible to one Common Share plus one-half of a Public Offering Warrant per Broker Warrant expiring November 18, 2023. The assumptions used to measure the fair value of the Broker Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	8.00

The underlying Public Offering Warrants were subject to the same acceleration provision and notice of acceleration that was given on January 21, 2021. Between January 21, 2021 and February 18, 2021, 160,548 Broker Warrants were exercised for 160,548 Common Shares and 80,274 Public Offering Warrants resulting in an increase in share capital of EUR 897, an increase in fair value of warrants of EUR 196 and decrease in fair value of Broker Warrants of EUR 361. Broker Warrants may still be exercised for Common Shares until date of expiry.

BRAGG GAMING GROUP INC.	25

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	SHARE BASED COMPENSATION

The Company maintains an Omnibus Incentive Equity Plan ("OEIP") for certain employees and consultants. The plan was approved at an annual and special meeting of shareholders on November 27, 2020. Under the plan, the Company may grant options for up to 3,180,000 of its shares.

The following is a continuity of the Company’s equity incentive plans:

	DSU	RSU		FSO
				Weighted
	Outstanding	Outstanding	Outstanding	Average
	DSU Units	RSU Units	FSO Options	Exercise
	(Number of	(Number of	(Number	Price / Share
	of shares)	of shares)	of shares)	CAD
As at January 1, 2020	408,000	-	745,576	6.02
Expired	-	-	(750)	44.86
Forfeited / Cancelled	-	-	(47,321)	11.64
As at March 31, 2020	408,000	-	697,505	5.60
As at January 1, 2021	120,000	210,000	1,228,410	6.37
Granted	133,800	75,000	-	n/a
Exercised	-	(50,000)	-	n/a
Forfeited / Cancelled	-	-	(1,782)	2.30
As at March 31, 2021	253,800	235,000	1,226,628	6.38

The following table summarizes information about the outstanding share options as at March 31, 2021:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
Range of exercise	(Number	Contractual	Price / Share	(Number	Price / Share
prices (CAD)	of shares)	Life (Years)	CAD	of shares)	CAD
2.30 - 5.00	267,218	4	2.99	164,410	3.20
5.01 - 5.60	225,000	3	5.60	181,250	5.60
5.61 - 7.80	732,858	5	7.80	732,858	7.80
7.81 - 33.30	1,552	5	33.30	1,552	33.30
	1,226,628	4	6.38	1,080,070	6.77

BRAGG GAMING GROUP INC.	26

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8     SHARE BASED COMPENSATION (CONTINUED)

The following table summarizes information about the outstanding share options as at March 31, 2020:

		Outstanding		Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
Range of exercise	(Number	Contractual	Price / Share	(Number	Price / Share
prices (CAD)	of shares)	Life (Years)	CAD	of shares)	CAD
2.30 - 5.00	300,703	4	2.88	128,154	3.65
5.01 - 5.60	336,667	4	5.60	138,750	5.60
5.61 - 33.30	60,135	6	19.18	47,135	19.24
	697,505	4	5.60	314,039	6.85

During the three months ended March 31, 2021, a share based payment charge of EUR 40 has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) (three months ended March 31, 2020: EUR 51) in relation to the fixed stock options.

Deferred Share Units

Exercises of grants may only be settled in shares, and only when the employee or consultant has left the Company. Under the plan, the Company may grant options of its shares at nil cost that vest immediately.

During the three months ended March 31, 2021, 133,800 DSUs (three months ended March 31, 2020: nil DSUs) were granted with a fair value of CAD 21.80 per unit (three months ended March 31, 2020: nil) determined as the share price on the date of grant.

During the three months ended March 31, 2021 a share based payment charge of EUR 861 has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) (three months ended March 31, 2020: EUR nil) in relation to the deferred share units.

BRAGG GAMING GROUP INC.	27

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	SHARE BASED COMPENSATION (CONTINUED)

Restricted Share Units

During the three months ended March 31, 2021, 75,000 RSUs (three months ended March 31, 2020: nil) were granted with a fair value of CAD 21.80 per unit (three months ended March 31, 2020: nil) determined as the share price on the date of grant.

During the three months ended March 31, 2021, a share based payment charge of EUR 408 has been recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) (three months ended March 31, 2020: EUR nil) in relation to the RSUs.

During the three months ended March 31, 2021, 50,000 Common Shares were issued upon exercise of 50,000 RSUs. Upon exercise of RSUs, EUR 267 was transferred from contributed surplus to share capital in the interim unaudited condensed consolidated statement of changes in equity.

BRAGG GAMING GROUP INC.	28

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	DEFERRED AND CONTINGENT CONSIDERATION

The Company completed the acquisition of Oryx Gaming International LLC together with its subsidiaries on December 20, 2018. The vendor is now part of the Company’s key management, though was not at the time of the acquisition. Deferred and contingent consideration on December 31, 2020 related to two earnout payments due, comprised of both cash and shares to be issued.

The following is a continuity of the Company’s deferred and contingent consideration:

As at January 1, 2020	23,732
Cash paid on settlement of deferred and contingent consideration	(527)
Accretion expense	1,037
Shares to be issued	(22,000)
Loss on remeasurement of deferred and contingent consideration	9,276
Effect of movements in exchange rates	3
As at December 31, 2020	11,521
Cash paid on settlement of deferred and contingent consideration	(11,521)
As at March 31, 2021	-

In the three month period ended March 31, 2021, EUR nil (three month period ended March 31, 2020: EUR 4,968) of loss on remeasurement of deferred and contingent consideration and EUR nil (three month period ended March 31, 2020: EUR 54) of accretion expense was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss).

Deferred and contingent consideration is disclosed in the interim unaudited condensed consolidated statement of financial position as follows:

	As at	As at
	March 31,	December 31,
	2021	2020
Deferred and Contingent Consideration	-	11,521

All contingent liabilities were settled in full to the Oryx vendor on January 18, 2021 following shareholder approval on November 27, 2020. On January 18, 2021, the Company satisfied its earn-out obligations to K.A.V.O. Holdings Limited via a combination of cash and Common Shares (Note 5) of the Company. Cash paid totalled EUR 11,598, of which EUR 11,521 fully settled deferred and contingent consideration payable, EUR 52 settled interest payable and EUR 25 settled legal fees.

BRAGG GAMING GROUP INC.	29

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

29	INTANGIBLE ASSETS

		Deferred
	Intellectual	Development	Customer
	Property	Costs	Relationships	Brands	Other	Total
Cost
As at December 31, 2019	8,801	1,222	4,903	1,357	128	16,411
Additions	165	2,075	-	-	46	2,286
As at December 31, 2020	8,966	3,297	4,903	1,357	174	18,697
Additions	10	571	-	-	-	581
As at March 31, 2021	8,976	3,868	4,903	1,357	174	19,278
Accumulated Amortization
As at December 31, 2019	1,119	76	504	140	11	1,850
Amortization	1,169	754	490	136	19	2,568
As at December 31, 2020	2,288	830	994	276	30	4,418
Amortization	300	299	123	34	6	762
As at March 31, 2021	2,588	1,129	1,117	310	36	5,180
Carrying Amount
As at December 31, 2020	6,678	2,467	3,909	1,081	144	14,279
As at March 31, 2021	6,388	2,739	3,786	1,047	138	14,098

11	CASH AND CASH EQUIVALENTS

As at March 31, 2021 and December 31, 2020, cash and cash equivalents consisted of cash held in banks, marketable investments with an original maturity date of 90 days or less from the date of acquisition, and prepaid credit cards.

As at March 31, 2021, EUR nil (December 31, 2020: EUR 608) was held in trust on behalf of the Company for subscription receipts related to a non-brokered private placement offering that completed on January 13, 2021 (Note 5). This amount was recorded in cash and cash equivalents.

BRAGG GAMING GROUP INC.	30

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

30	TRADE AND OTHER RECEIVABLES

The following is an aging of the Company’s trade and other receivables:

	As at	As at
	March 31,	December 31,
	2021	2020
Less than one month	8,007	9,563
Between two and three months	763	1,193
Greater than three months	1,656	1,296
	10,426	12,052
Provision for expected credit losses	(2,019)	(1,755)
Trade and Other Receivables	8,407	10,297

The balance of accrued income is included in receivables aged less than one month as this balance will be converted to accounts receivable upon issuance of sales invoices.

The following is a continuity of the Company’s provision for expected credit losses related to trade and other receivables:

As at December 31, 2019	941
Bad debt written-off	(419)
Net additional provision for doubtful debts	1,076
Provision for late interest receivable	157
As at December 31, 2020	1,755
Net additional provision for doubtful debts	242
Provision for late interest receivable	22
As at March 31, 2021	2,019

BRAGG GAMING GROUP INC.	31

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13	PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets comprises:

	As at	As at
	March 31,	December 31,
	2021	2020
Prepayments	1,011	249
Deposits	68	-
Other assets	17	14
Prepaid Expenses and Other Assets	1,096	263

14	TRADE PAYABLES AND OTHER LIABILITIES

Trade payables and other liabilities comprises:

	As at	As at
	March 31,	December 31,
	2021	2020
Trade payables	4,871	6,406
Accrued liabilities	9,195	6,099
Sales tax payable	2,734	4,356
Other payables	90	107
Trade Payables and Other Liabilities	16,890	16,968

BRAGG GAMING GROUP INC.	32

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15	RELATED PARTY TRANSACTIONS

The Company’s policy is to conduct all transactions and settle all balances with related parties on market terms and conditions for those in the normal course of business. Transactions between the Company and its consolidated entities have been eliminated on consolidation and are not disclosed in this note.

Key Management Personnel

The Company’s key management personnel are comprised of members of the Board and the executive team which consists of the Interim Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Strategy Officer (“CSO”) and Managing Director of Oryx. Three key management employees are also shareholders in the Company. Transactions and balances between the Company and its key management personnel are as follows:

•	Revenues for the three months ended March 31, 2021 to a shareholder of the Company totalled EUR 21 (three months ended March 31, 2020: EUR 4).

•	Total compensation for salaries, director fees, share-based payments and short-term employee benefits of key management personnel of the Company for the three months ended March 31, 2021 totalled EUR 1,668 (three months ended March 31, 2020: EUR 438).

•	Loss on remeasurement of deferred and contingent consideration payable to the Managing Director of Oryx for the three months ended March 31, 2021 was nil (three months ended March 31, 2020: EUR 4,968).

•	Interest expense on deferred and contingent consideration payable to the Managing Director of Oryx for the three months ended March 31, 2021 totalled EUR 52 (three months ended March 31, 2020: nil).

•	During the three months ended March 31, 2021, legal fees of EUR 25 payable to the Managing Director of Oryx in relation to the Oryx earn-out was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) (three months ended March 31, 2020: nil).

•	During the three months ended March 31, 2021, a total of EUR 11,521 in payments were made to the Managing Director of Oryx for deferred consideration (three months ended March 31, 2020: nil).

•	During the three months ended March 31, 2021, a total of EUR 140 in payments were made to the Managing Director of Oryx for interest on deferred and contingent consideration payable (three months ended March 31, 2020: nil).

•	As at March 31, 2021, EUR 5 of trade and other receivables was receivable from the Managing Director of Oryx and other shareholders (December 31, 2020: EUR 4).

•	As at March 31, 2021, EUR 172 of trade payables and other liabilities was due to the CEO, CFO, the Managing Director of Oryx and member of Board (December 31, 2020: EUR 166).

•	As at March 31, 2021, nil of deferred and contingent consideration (Note 9) was payable to the Managing Director of Oryx (December 31, 2020: EUR 11,521).

•	During the three months ended March 31, 2021, EUR 22,000 of share capital (three months ended March 31, 2020: EUR nil) was issued to the Managing Director of Oryx upon completion of the earn-out (Note 9). A corresponding decrease in shares to be issued was recognized in the interim unaudited condensed consolidated statements of changes in equity.

•	During the three months ended March 31, 2021, EUR 267 additional share capital was recognized in the interim unaudited condensed consolidated statements of changes in equity with a corresponding reduction in contributed surplus for exercise of RSUs by key management personnel of the Company (Note 8) (three months ended March 31, 2020: nil).

BRAGG GAMING GROUP INC.	33

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The financial instruments measured at amortized cost are summarised below:

Financial Assets

	Financial assets as subsequently
	measured at amortized cost
	March 31,	December 31,
	2021	2020
Trade and other receivables	8,407	10,297

Financial Liabilities

	Financial liabilities as subsequently
	measured at amortized cost
	March 31,	December 31,
	2021	2020
Trade payables	4,871	6,406
Accrued liabilities	9,195	6,099
Other liabilities	90	107
Lease obligations on right of use assets	702	726
	14,858	13,338

The carrying values of the financial instruments approximate their fair values.

BRAGG GAMING GROUP INC.	34

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Fair Value Hierarchy

The following table presents the fair values and fair value hierarchy of the Company’s financial instruments.

	March 31, 2021			December 31, 2020
	Level 1	Level 3	Total	Level 1	Level 3	Total
Financial assets
Fair value through profit and loss:
Cash and cash equivalents	30,112	-	30,112	26,102	-	26,102
Consideration receivable	-	161	161	-	192	192
Financial liabilities
Fair value through profit and loss:
Deferred and contingent consideration	-	-	-	11,521	-	11,521

There were no transfers between the levels of the fair value hierarchy during the periods.

During the three months ended March 31, 2021, a loss of EUR nil (three months ended March 31, 2020: EUR 4,968), was recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) as loss on remeasurement of deferred and contingent consideration (Note 9) for financial instruments designated as FVTPL.

BRAGG GAMING GROUP INC.	35

NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

As a result of holding and issuing financial instruments, the Company is exposed to certain risks. The following is a description of those risks and how the exposures are managed.

Liquidity risk

Liquidity risk is the risk that the Company is unable to generate or obtain sufficient cash and cash equivalents in a cost-effective manner to fund its obligations as they come due. The Company will experience liquidity risks if it fails to maintain appropriate levels of cash and cash equivalents, is unable to access sources of funding or fails to appropriately diversify sources of funding. If any of these events were to occur, they could adversely affect the financial performance of the Company.

The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financing activities through its capital management process. The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The Company is not subject to any externally imposed capital requirements.

The following are the undiscounted contractual maturities of significant financial liabilities and the total contractual obligations of the Company as at March 31, 2021:

	2021	2022	2023	2024	Thereafter	Total
Trade payables and other liabilities	16,890	-	-	-	-	16,890
Lease obligations on right of use assets	118	157	157	157	157	746
	17,008	157	157	157	157	17,636

Foreign currency exchange risk

The Company’s financial statements are presented in EUR, however a portion of the Company’s net assets and operations are denominated in other currencies, particularly the Canadian dollar. Such net assets are translated into EUR at the foreign currency exchange rate in effect at the reporting date, and operations at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. As a result, the Company is exposed to foreign currency translation gains and losses, which are recorded in accumulated other comprehensive loss.

The Company is also exposed to risk on transaction in currencies other than its functional currency resulting in realized and unrealized foreign currency gains and loss which are recorded in other operational costs. The Company estimates that an appreciation of the EUR of 10% relative to other currencies would result in a decrease of EUR 355 in earnings before income taxes while a depreciating EUR will have the opposite impact.

The Company has no derivative instruments in the form of futures contracts and forward contracts to manage its current and anticipated exposure to fluctuations in EUR exchange rates.

BRAGG GAMING GROUP INC.	36
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Credit risk

The Company is exposed to credit risk resulting from the possibility that counterparties could default on their financial obligations to the Company including cash and cash equivalents, other assets and accounts receivable. Failure to manage credit risk could adversely affect the financial performance of the Company.

The risk related to cash and cash equivalents is reduced by policies and guidelines that require that the Company enters into transactions only with counterparties or issuers that have a minimum long term “BBB” credit rating from a recognized credit rating agency. The Company mitigates the risk of credit loss relating to accounts receivable by evaluating the creditworthiness of new customers and establishes a provision for expected credit losses. The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, Financial Instruments, which permits the use of the lifetime expected loss provision for all accounts receivable. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate.

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at March 31, 2021:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	12	8,007	763	1,656	10,426
Expected loss rate		3.60%	40.63%	85.81%	19.37%
Expected Loss Provision	12	288	310	1,421	2,019

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at December 31, 2020:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	12	9,563	1,193	1,296	12,052
Expected loss rate		4.51%	14.84%	88.50%	14.56%
Expected Loss Provision	12	431	177	1,147	1,755

Gross accounts receivable includes the balance of accrued income within the aging category of less than one month.

BRAGG GAMING GROUP INC.	37
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Concentration risk

For the three months ended March 31, 2021, two customers (three months ended March 31, 2020: two customers) contributed more than 10% each to the Company’s revenues. Aggregate revenues from these customers totalled EUR 4,175 (three months ended March 31, 2020: EUR 2,032).

As at March 31, 2021, one customer (December 31, 2020: one customer) constituted more than 10% each to the Company’s accounts receivable. The balance owed by this customer totalled EUR 1,069 (December 31, 2020: EUR 1,247). The Company continues to expand its customer base to reduce the concentration risk.

17	SUPPLEMENTARY CASHFLOW INFORMATION

Cash flows arising from changes in non-cash working capital are summarized below:

	Three Months Ended March 31,
	2021	2020
Cash flows arising from movement in:
Trade and other receivables	1,890	(902)
Prepaid expenses and other assets	(833)	1
Deferred revenue	394	-
Trade payables and other liabilities	(78)	2,762
Other liabilities - non-current	13	-
Changes in Non-Cash Working Capital	1,386	1,861

BRAGG GAMING GROUP INC.	38
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18	SEGMENT INFORMATION

Operating

The Company has one reportable operating segment in its continuing operations, B2B Online Gaming.

The accounting policies of the reportable operating segments are the same as those described in the Company’s summary of significant accounting policies (Note 2). The Company measures each reportable operating segment’s performance based on adjusted EBITDA. No reportable operating segment is reliant on any single external customer.

Intersegment charges have been eliminated on consolidation.

Geography – Revenue

Revenue for continuing operations was generated from the following jurisdictions:

	Three Months Ended March 31,
	2021	2020
Malta	9,475	5,936
Curaçao	2,773	1,742
Croatia	425	286
Germany	426	45
Romania	319	150
Serbia	199	128
Other	579	497
Revenue	14,196	8,784

This segmentation is not correlated to the geographical location of the Company’s worldwide end-user base.

Geography – Non-Current Assets

Non-current assets are held in the following jurisdictions:

	As at	As at
	March 31,	December 31,
	2021	2020
United States	33,927	34,104
Other	1,074	1,180
Non-Current Assets	35,001	35,284

BRAGG GAMING GROUP INC.	39
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19	INCOME TAXES

The components of income taxes recognized in the interim unaudited condensed consolidated statements of financial position are as follows:

	As at	As at
	March 31,	December 31,
	2021	2020
Income taxes payable	1,913	1,318
Deferred income tax liabilities	1,231	1,415

The components of income taxes recognized in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) are as follows:

	Three Months Ended March 31,
	2021	2020
Current period	691	271
Adjustment in respect of prior periods	-	-
Current Income Taxes	691	271
Deferred income tax recovery	(184)	(28)
Deferred Income Tax Recovery	(184)	(28)
Income Taxes	507	243

There is no income tax expense recognized in other comprehensive income (loss).

BRAGG GAMING GROUP INC.	40
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19	INCOME TAXES (CONTINUED)

The effective income tax rates in the interim unaudited condensed consolidated statements of loss and comprehensive income (loss) were reported at rates different than the combined Canadian federal and provincial statutory income tax rates for the following reasons:

	Three Months Ended March 31,
	2021	2020
	%	%
Canadian statutory tax rate	26.5	26.5
Effect of tax rate in foreign jurisdictions	20.5	1.5
Impact of foreign currency translation	-	1.1
Non-deductible and non-taxable items	(74.0)	(8.3)
Remeasurement of contingent and deferred consideration	-	(14.2)
Accretion expense of contingent consideration	-	(4.5)
Change in tax benefits not recognized	(62.4)	(5.1)
Adjustments in respect of prior periods	-	(2.2)
Other	-	0.5
Effective Income Tax Rate Applicable to Loss Before Income Taxes	(89.4)	(4.7)

Deferred income tax liabilities recognized in the interim unaudited condensed consolidated statements of financial position were attributable solely to acquired intangible assets (Note 10).

BRAGG GAMING GROUP INC.	41
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19	INCOME TAXES (CONTINUED)

The portion of the income tax losses related to Canada which have a limited carry-forward period expire in the years 2026 to 2041 as follows:

2026	97
2027	182
2028	170
2029	87
2030	60
2031	60
2032	101
2033	68
2034	126
2035	126
2036	134
2037	279
2038	1,897
2039	2,001
2040	3,100
2041	1,379
9,867

The United Kingdom losses are carried forward indefinitely unless subject to certain restrictions and are now classified in the current year as discontinued operations as unrecognized deferred income tax assets. The deductible temporary differences do not expire under current income tax legislation. Deferred income tax assets were not recognized in respect of these items because it is not probable that future taxable income will be available to the Company to utilize the benefits.

20	CONTINGENT LIABILITIES

In the ordinary course of business, the Company is involved in and potentially subject to, legal actions and proceedings. In addition, the Company is subject to tax audits from various tax authorities on an ongoing basis. As a result, from time to time, tax authorities may disagree with the positions and conclusions taken by the Company in its tax filings or legislation could be amended or interpretations of current legislation could change, any of which events could lead to reassessments.

The Company is not aware of any legal, administrative, or other proceedings pending, which would materially affect its financial condition.

BRAGG GAMING GROUP INC.	42
NOTES TO THE INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21	SUBSEQUENT EVENTS

Reverse Stock Split

At the annual and special meeting of shareholders of the Company held on April 28, 2021, the shareholders approved a consolidation (reverse stock split) of the Common Shares. The Board of Directors determined that the consolidation would be on the basis of one post-consolidation Common Share for every ten pre-consolidation Common Shares (1-for-10).

The consolidation became effective as of April 30, 2021, and the Common Shares commenced trading on the Toronto Stock Exchange on a post-consolidation basis at the open of trading on May 5, 2021.

Amendment and Restatement of Omnibus Equity Incentive Plan

The Company maintains an OEIP for certain employees and consultants. At the annual and special meeting of shareholders of the Company held on April 28, 2021, the shareholders approved the increase in the number of Common Shares available for issuance as awards under the plan from 3,180,000 to 3,965,000.

Base Shelf Prospectus

In order to support future growth initiatives, on May 4, 2021, the Company filed a short form base shelf prospectus (the "Base Shelf Prospectus"), with securities regulators in each of the provinces and territories of Canada. The Base Shelf Prospectus permits the Company to offer and sell Common Shares, unsecured debt securities, subscription receipts, warrants, other securities convertible or exchange for Common Shares or other securities of the Company or any combination thereof in various offerings having an aggregate value of up to CAD 500 million during the 25-month period that the Base Shelf Prospectus remains effective.

Acquisition of Spin Games LLC

On May 12, 2021, the Company announced it had entered into an agreement to acquire Spin Games LLC (“Spin”) in a cash and stock transaction for a purchase price of approximately USD 30 million. Under the deal the sellers of Spin will receive USD 10 million in cash and USD 20 million in Common Shares of the Company of which USD 5 million in Common Shares will be issued on closing and the balance over the next three years. The transaction is expected to close following final approval from state gaming regulators and satisfaction of other customary closing conditions.